Exhibit 99.1

CrossAmerica Partners LP Reports Fourth Quarter and Full Year 2025 Results

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Reported Fourth Quarter of 2025 Net Income of $10.2 million, Adjusted EBITDA of $43.4 million and Distributable Cash Flow of $28.5 million compared to Fourth Quarter of 2024 Net Income of $16.9 million, Adjusted EBITDA of $35.5 million and Distributable Cash Flow of $21.1 million
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Generated Full Year of 2025 Net Income of $41.8 million, Adjusted EBITDA of $146.0 million and Distributable Cash Flow of $87.8 million compared to Full Year of 2024 Net Income of $22.5 million, Adjusted EBITDA of $145.5 million and Distributable Cash Flow of $86.0 million
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Reported Fourth Quarter of 2025 Gross Profit for the Retail Segment of $82.9 million compared to $75.1 million of Gross Profit for the Fourth Quarter of 2024 and Fourth Quarter of 2025 Gross Profit for the Wholesale Segment of $24.2 million compared to $25.9 million of Gross Profit for the Fourth Quarter of 2024
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Generated Full Year of 2025 Gross Profit for the Retail Segment of $302.2 million compared to $289.7 million of Gross Profit for the Full Year of 2024 and Full Year of 2025 Gross Profit for the Wholesale Segment of $100.5 million compared to $108.6 million of Gross Profit for the Full Year of 2024
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Leverage, as defined in the CAPL Credit Facility, was 3.51 times as of December 31. 2025, compared to 4.36 times as of December 31, 2024
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The Distribution Coverage Ratio was 1.43 times for the Fourth Quarter of 2025 compared to 1.06 times for the Fourth Quarter of 2024 and for the Full Year of 2025 was 1.10 times compared to 1.08 times for the comparable period of 2024

Allentown, PA February 25, 2026 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the fourth quarter and full year ended December 31, 2025.

“We delivered a solid fourth quarter, driven by strong retail and wholesale fuel margins, along with growth in same-store sales and store margin percentage, resulting in performance well above the prior year,” said Charles Nifong, President & CEO of CrossAmerica. “The quarter highlights the benefits of our strategic site conversions to retail, which enabled us to capitalize on a favorable margin environment. Throughout the year, we successfully divested non-core locations, generating over $100 million in proceeds that we used to materially reduce our debt and enhance our financial flexibility. As a result, we enter 2026 with a solid core business and a strong balance sheet to support future growth.”

Fourth Quarter and Full Year Results

Consolidated Results

Key Operating Metrics	Q4 2025	Q4 2024	FY2025	FY2024
Net Income	$10.2M	$16.9M	$41.8M	$22.5M

Adjusted EBITDA	$43.4M	$35.5M	$146.0M	$145.5M
Distributable Cash Flow	$28.5M	$21.1M	$87.8M	$86.0M
Distribution Coverage Ratio	1.43x	1.06x	1.10x	1.08x

CrossAmerica reported increases in Adjusted EBITDA, Distributable Cash Flow and its Distribution Coverage Ratio for the fourth quarter of 2025 compared to the fourth quarter of 2024. These increases were primarily driven by an increase in motor fuel margin per gallon in the retail and wholesale segments, an increase in merchandise gross profit in the retail segment and a decline in operating expenses. Net Income for the quarter declined year-over-year primarily due to lower net gains on asset dispositions compared to the prior-year period.

For the full year of 2025, CrossAmerica reported increases in Net Income, Adjusted EBITDA, Distributable Cash Flow and its Distribution Coverage Ratio when compared to the full year of 2024 primarily due to an increase in motor fuel and merchandise gross profit in the retail segment. The year-over-year increase in Net Income, Distributable Cash Flow and Distribution Coverage was primarily driven by the increase in Adjusted EBITDA noted above in addition to a $4.2 million decrease in interest expense due to a lower average interest rate along with a lower average outstanding debt balance.

Retail Segment

Key Operating Metrics	Q4 2025	Q4 2024	FY2025	FY2024
Retail segment gross profit	$82.9M	$75.1M	$302.2M	$289.7M

Retail segment motor fuel gallons distributed	132.1M	141.4M	542.1M	554.5M
Same store motor fuel gallons distributed	121.8M	131.8M	444.2M	463.9M
Retail segment motor fuel gross profit	$46.5M	$39.8M	$157.2M	$150.9M
Retail segment margin per gallon, before deducting credit card fees and commissions	$0.449	$0.376	$0.386	$0.368

Same store merchandise sales excluding cigarettes*	$65.4M	$64.6M	$215.7M	$210.9M
Merchandise gross profit*	$28.8M	$28.1M	$116.2M	$109.9M
Merchandise gross profit percentage*	29.1%	28.4%	28.5%	28.2%

Operating Expenses	$51.5M	$52.2M	$204.7M	$196.2M
Retail Sites (end of period)	583	594	583	594

*Includes only company operated retail sites

Retail Segment - Fourth Quarter

For the fourth quarter of 2025, the retail segment generated a 10% increase in gross profit compared to the fourth quarter of 2024, driven by higher motor fuel and merchandise margins, partially offset by lower fuel volumes. Operating expenses declined year-over-year for the quarter as well. Average site count in the segment declined 2% year-over-year due to the sale of certain company operated sites in connection with its real estate optimization effort, partially offset by the conversion of certain lessee dealer sites to company operated and commission agent sites.

Motor fuel gross profit increased $6.7 million or 17%, attributable to a 19% increase in the margin per gallon for the quarter compared to prior year, partially offset by a 7% decline in volume primarily driven by a decline in same store volumes, relative to a particularly strong fourth quarter in 2024, when same store volumes were up 2% over the prior year.

Merchandise gross profit increased 3% year-over-year, despite a 4% decline in the average company operated site count for the quarter compared to the prior year. Same store merchandise sales excluding cigarettes increased 1% and merchandise gross profit percentage expanded to 29.1% from 28.4% for the prior-year period. The increase in merchandise gross profit was partially due to the transition of certain merchandise products from a scan-based trading model to a gross profit model.

Operating expenses for the retail segment declined 1% or $0.7 million primarily driven by the 2% decline in average segment site count and, to a lesser extent, a decline in same store operating expenses.

Retail Segment - Full Year

For the full year of 2025, CrossAmerica's retail segment generated a 4% increase in gross profit compared to the full year of 2024. The increase was driven by higher motor fuel and merchandise gross margins, offset partially by higher operating expenses. Average site count in the segment increased 4% year-over-year due to the conversion of certain lessee dealer sites to company operated sites, partially offset by the sale of certain company operated sites in connection with its real estate optimization effort.

The retail segment's motor fuel gross profit increased $6.3 million or 4%, attributable to a 5% increase in the margin per gallon, driven by improved sourcing costs, the relative movement in crude oil prices over the periods, and local retail market dynamics. This was partially offset by a 2% decline in volume primarily driven by a 4% decrease in same store volumes compared to the prior year.

Merchandise gross profit increased $6.3 million or 6% year-over-year, driven by an increase in sales in CrossAmerica's base business and a 2% increase in the average company operated site count. Same store merchandise sales excluding cigarettes increased 2% for the year and merchandise gross profit percentage increased to 28.5% from 28.2%. The increase in merchandise gross profit was partially due to the transition of certain merchandise products from a scan-based trading model to a gross profit model.

Operating expenses increased 4% primarily due to the 4% increase in the average segment site count. Increased labor expense due to the opening of branded food operations as same store locations during the year also contributed to the operating expense increase for the year.

Wholesale Segment

Key Operating Metrics	Q4 2025	Q4 2024	FY2025	FY2024
Wholesale segment gross profit	$24.2M	$25.9M	$100.5M	$108.6M
Wholesale motor fuel gallons distributed	168.9M	180.5M	688.7M	743.5M
Average wholesale gross margin per gallon	$0.093	$0.082	$0.091	$0.085

Wholesale Segment – Fourth Quarter

During the fourth quarter of 2025, CrossAmerica’s wholesale segment gross profit decreased 7% compared to the fourth quarter of 2024. This was driven by a decline in rent gross profit primarily due to the conversion of sites to the retail segment. Motor fuel gross profit increased 6% during the fourth quarter of 2025, primarily driven by a 13% increase in margin per gallon, partially offset by a 6% decline in wholesale volume. The increase in margin per gallon was primarily driven by better sourcing costs and the relative movement of crude oil prices in the two periods. The decline in wholesale volumes was largely attributable to the continued conversion of wholesale locations to the retail class of trade. The total average site count in the wholesale segment during the fourth quarter of 2025 declined 6% compared to the fourth quarter of 2024, including a 23% decline in lessee dealer locations, primarily due to the sale of certain lessee dealer sites, often with supply, in connection with CrossAmerica’s real estate optimization effort.

Wholesale Segment – Full Year

For the full year of 2025, the wholesale segment's gross profit declined 7% year-over-year. The decline was driven by lower rent gross profit and fuel volumes. Total average segment site count declined 8% year-over-year, including a 23% decline in lessee dealer locations, primarily due to the real estate optimization efforts. Motor fuel gross profit declined 1%, with a 7% decrease in wholesale volume distributed, partially offset by a 7% increase in margin per gallon, due to the factors noted previously. The decline in wholesale volume was largely attributable to the conversion of lessee dealer sites to the retail segment, the net loss of independent dealer contracts and lower same store volumes. These decreases were partially offset by asset sales with continued fuel supply, which convert sites to independent dealer sites, which are included in wholesale volumes.

Rent gross profit decreased $7.9 million or 19%, reflecting site sales and conversions associated with CrossAmerica’s real estate and portfolio optimization strategy.

Divestment Activity

During the three months ended December 31, 2025, CrossAmerica sold eleven sites for $8.8 million in proceeds, resulting in net gains of $3.4 million. CrossAmerica maintained a supply relationship post sale with substantially all of the locations divested during the quarter. For the twelve months ended December 31, 2025, CrossAmerica sold 107 properties for $103.3 million in proceeds, resulting in net gains of $45.9 million. In comparison, for the twelve months ended December 31, 2024, CrossAmerica sold thirty sites for $36.3 million in proceeds, resulting in net gains of $23.3 million.

Liquidity and Capital Resources

As of December 31, 2025, CrossAmerica had $692.3 million outstanding under its CAPL Credit Facility. As of February 20, 2026, after taking into consideration debt covenant restrictions, approximately $216.6 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, was 3.51 times as of December 31, 2025, compared to 4.36 times as of December 31, 2024. As of December 31, 2025, CrossAmerica was in compliance with its financial covenants under the credit facility.

Distributions

On January 21, 2026, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the fourth quarter of 2025. As previously announced, the distribution was paid on February 12, 2026, to all unitholders of record as of February 2, 2026. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on February 26, 2026, at 9:00 a.m. Eastern Time to discuss the fourth quarter and full year 2025 earnings results. The conference call numbers are 800-717-1738 or 646-307-1865 and the passcode for both is 288997. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods within the same segment. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues) to a gross profit model (whereby CrossAmerica owns the inventory and records merchandise sales and cost of sales). Same store merchandise sales for the three and twelve months ended December 31, 2024, were adjusted to gross it up for the sales that would have been recorded had CrossAmerica been on the gross profit model in the prior year.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$3,137	$3,381
Accounts receivable, net of allowances of $635 and $757, respectively	28,566	31,603
Accounts receivable from related parties	687	634
Inventory	59,610	63,169
Assets held for sale	9,690	8,994
Current portion of interest rate swap contracts	801	2,958
Other current assets	8,590	8,091
Total current assets	111,081	118,830
Property and equipment, net	547,686	656,300
Right-of-use assets, net	121,636	136,430
Intangible assets, net	61,638	77,242
Goodwill	99,409	99,409
Deferred tax assets	760	1,001
Interest rate swap contracts, less current portion	325	5,133
Other assets	22,199	20,380
Total assets	$964,734	$1,114,725

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$3,465	$3,266
Current portion of operating lease obligations	34,715	35,065
Accounts payable	63,413	73,986
Accounts payable to related parties	6,536	7,729
Current portion of interest rate swap contracts	697	—
Accrued expenses and other current liabilities	27,378	24,044
Motor fuel and sales taxes payable	19,013	18,756
Total current liabilities	155,217	162,846
Debt and finance lease obligations, less current portion	687,187	763,932
Operating lease obligations, less current portion	91,267	106,296
Deferred tax liabilities, net	7,409	7,424
Asset retirement obligations	45,014	48,251
Interest rate swap contracts, less current portion	1,390	311
Other long-term liabilities	49,289	50,448
Total liabilities	1,036,773	1,139,508

Commitments and contingencies (Notes 15 and 16)

Preferred membership interests	30,289	28,993

Equity:
Common units— 38,135,078 and 38,059,702 units issued and outstanding at December 31, 2025 and 2024, respectively	(101,280)	(61,371)
Accumulated other comprehensive (loss) income	(1,048)	7,595
Total deficit	(102,328)	(53,776)
Total liabilities and equity	$964,734	$1,114,725

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating revenues (a)	$866,287	$944,222	$3,662,534	$4,098,288
Cost of sales (b)	759,156	843,239	3,259,827	3,699,969
Gross profit	107,131	100,983	402,707	398,319

Operating expenses:
Operating expenses (c)	57,348	59,367	231,712	227,986
General and administrative expenses	7,243	6,716	27,988	28,756
Depreciation, amortization and accretion expense	19,916	18,080	89,587	75,983
Total operating expenses	84,507	84,163	349,287	332,725
Gain on dispositions and lease terminations, net	3,440	11,512	44,229	4,966
Operating income	26,064	28,332	97,649	70,560
Other income, net	159	176	577	780
Interest expense	(10,941)	(13,402)	(48,140)	(52,320)
Income before income taxes	15,282	15,106	50,086	19,020
Income tax expense (benefit)	5,090	(1,755)	8,253	(3,433)
Net income	10,192	16,861	41,833	22,453
Accretion of preferred membership interests	679	650	2,720	2,561
Net income available to limited partners	$9,513	$16,211	$39,113	$19,892

Earnings per common unit
Basic	$0.25	$0.43	$1.03	$0.52
Diluted	$0.25	$0.42	$1.02	$0.52

Weighted-average common units:
Basic	38,120,481	38,046,688	38,101,239	38,027,587
Diluted	38,258,380	38,192,104	38,247,289	38,172,434

Supplemental information:
(a) includes excise taxes of:	$77,674	$82,583	$316,968	$321,798
(a) includes rent income of:	14,718	17,225	62,546	71,184
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	4,791	5,030	19,443	20,651
(c) includes rent expense of:	4,724	4,468	18,698	17,440

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	For the Year Ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net income	$41,833	$22,453	$42,592
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	89,587	75,983	77,158
Amortization of deferred financing costs	1,939	1,937	3,287
Credit loss expense	—	157	40
Deferred income tax (benefit) expense	(161)	(6,147)	1,572
Equity-based employee and director compensation expense	1,854	1,508	3,031
Gain on dispositions and lease terminations, net	(44,229)	(4,966)	(4,737)
Changes in operating assets and liabilities, net of acquisitions	673	(3,143)	(5,860)
Net cash provided by operating activities	91,496	87,782	117,083

Cash flows from investing activities:
Principal payments received on notes receivable	118	152	213
Proceeds from sale of assets	104,052	35,374	6,234
Capital expenditures	(35,729)	(26,318)	(34,628)
Lease termination payments to Applegreen, including inventory purchases	—	(25,517)	—
Net cash provided by (used in) investing activities	68,441	(16,309)	(28,181)

Cash flows from financing activities:
Borrowings under the Credit Facility	77,795	113,000	240,900
Repayments on the Credit Facility	(153,000)	(101,500)	(91,037)
Repayments on the Term Loan Facility	—	—	(158,980)
Payments of finance lease obligations	(3,261)	(3,082)	(2,890)
Payments of deferred financing costs	—	(74)	(7,106)
Distributions paid on distribution equivalent rights	(284)	(260)	(241)
Income tax distributions paid on preferred membership interests	(1,424)	(1,312)	(900)
Distributions paid on common units	(80,007)	(79,854)	(79,712)
Net cash used in financing activities	(160,181)	(73,082)	(99,966)
Net decrease in cash and cash equivalents	(244)	(1,609)	(11,064)

Cash and cash equivalents at beginning of period	3,381	4,990	16,054
Cash and cash equivalents at end of period	$3,137	$3,381	$4,990

Segment Results

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Gross profit:
Motor fuel	$46,538	$39,832	$157,239	$150,916
Merchandise	28,835	28,124	116,235	109,910
Rent	2,563	2,442	9,885	9,411
Other revenue	4,986	4,689	18,834	19,467
Total gross profit	82,922	75,087	302,193	289,704
Operating expenses	(51,521)	(52,246)	(204,693)	(196,232)
Operating income	$31,401	$22,841	$97,500	$93,472

Retail sites (end of period):
Company operated retail sites (a)	352	365	352	365
Commission agents (b)	231	229	231	229
Total retail sites	583	594	583	594

Total retail segment statistics:
Volume of gallons sold	132,115	141,377	542,137	554,490
Same store total system gallons sold (c)	121,822	131,810	444,183	463,873
Average retail fuel sites	584	595	594	569
Margin per gallon, before deducting credit card fees and commissions	$0.449	$0.376	$0.386	$0.368

Company operated site statistics:
Average retail fuel sites	352	368	361	354
Same store fuel volume (c)	86,820	92,446	312,456	323,262
Margin per gallon, before deducting credit card fees	$0.483	$0.401	$0.414	$0.394
Same store merchandise sales (c)	91,331	91,151	302,793	298,475
Same store merchandise sales excluding cigarettes (c)	65,402	64,626	215,686	210,946
Merchandise gross profit percentage	29.1%	28.4%	28.5%	28.2%

Commission site statistics:
Average retail fuel sites	232	227	233	215
Margin per gallon, before deducting credit card fees and commissions	$0.366	$0.318	$0.320	$0.309

(a) The decrease in the company operated site count from December 31, 2024 to December 31, 2025 was primarily attributable to the sale of certain company operated sites in connection with CrossAmerica's real estate rationalization effort, partially offset by the conversion of certain lessee dealer to company operated sites.

(b) The increase in the commission agent site count from December 31, 2024 to December 31, 2025 was primarily attributable to the conversion of certain lessee dealer sites to commission agent sites, partially offset by the sale of certain commission sites in connection with CrossAmerica's real estate rationalization effort.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues) to a gross profit model (whereby CrossAmerica owns the inventory and records merchandise sales and cost of sales). Same store merchandise sales for the three and twelve months ended December 31, 2024, were adjusted to gross it up for the sales that would have been recorded had CrossAmerica been on the gross profit model in the prior year.

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Gross profit:
Motor fuel gross profit	$15,686	$14,780	$62,333	$62,892
Rent gross profit	7,364	9,753	33,218	41,122
Other revenues	1,159	1,363	4,963	4,601
Total gross profit	24,209	25,896	100,514	108,615
Operating expenses	(5,827)	(7,121)	(27,019)	(31,754)
Operating Income	$18,382	$18,775	$73,495	$76,861

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	653	607	653	607
Lessee dealers (c)	333	434	333	434
Total motor fuel distribution sites	986	1,041	986	1,041

Average motor fuel distribution sites	986	1,044	1,007	1,093

Volume of gallons distributed	168,852	180,453	688,673	743,535

Margin per gallon	$0.093	$0.082	$0.091	$0.085

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The increase in the independent dealer site count from December 31, 2024 to December 31, 2025 was primarily attributable to the sale of certain lessee dealer, company operated and commission agent sites but with continued fuel supply, partially offset by the net loss of independent dealer contracts.

(c) The decrease in the lessee dealer site count from December 31, 2024 to December 31, 2025 was primarily attributable to the sale of certain lessee dealer sites in connection with CrossAmerica's real estate rationalization effort (generally with continued fuel supply, thereby converting the site to an independent dealer site) as well as the conversion of certain lessee dealer sites to company operated and commission agent sites.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income (loss) before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid on common units.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of CrossAmerica's financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for the Distribution Coverage Ratio):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income	$10,192	$16,861	$41,833	$22,453
Interest expense	10,941	13,402	48,140	52,320
Income tax expense (benefit)	5,090	(1,755)	8,253	(3,433)
Depreciation, amortization and accretion expense	19,916	18,080	89,587	75,983
EBITDA	46,139	46,588	187,813	147,323
Equity-based employee and director compensation expense	501	374	1,854	1,508
Gain on dispositions and lease terminations, net (a)	(3,440)	(11,512)	(44,229)	(4,966)
Acquisition-related costs (b)	153	13	576	1,674
Adjusted EBITDA	43,353	35,463	146,014	145,539
Cash interest expense	(10,456)	(12,918)	(46,201)	(50,384)
Sustaining capital expenditures (c)	(1,398)	(2,125)	(8,522)	(8,287)
Current income tax (expense) benefit (d)	(2,977)	662	(3,505)	(864)
Distributable Cash Flow	$28,522	$21,082	$87,786	$86,004
Distributions paid	$20,013	$19,975	$80,007	$79,854
Distribution Coverage Ratio	1.43x	1.06x	1.10x	1.08x

(a) During the three months ended December 31, 2025, CrossAmerica recorded $3.4 million in net gains in connection with the Partnership's ongoing real estate rationalization effort. During the three months ended December 31, 2024, CrossAmerica recorded $11.6 million in net gains in connection with the Partnership's ongoing real estate rationalization effort. The Partnership also recorded $0.1 million of other net losses on lease terminations and asset disposals. During the twelve months ended December 31, 2025, CrossAmerica recorded $45.9 million in net gains in connection with the Partnership's ongoing real estate rationalization effort, partially offset by $1.7 million of net losses on lease terminations and asset disposals. During the twelve months ended December 31, 2024, CrossAmerica recorded $23.3 million in net gains in connection with its ongoing real estate rationalization effort. The Partnership also recorded a $16.0 million loss on lease terminations with Applegreen, including a $1.5 million non-cash write-off of deferred rent income. In addition, CrossAmerica recorded $2.4 million of other net losses on lease terminations and asset disposals.

(b) Relates to certain acquisition-related costs, such as legal and other professional fees, separation benefit costs and purchase accounting adjustments associated with recent acquisitions.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes or to maintain the sites in conditions suitable to operate or lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) Excludes current income tax (benefit) expense related to sales of sites amounting to $(0.6) million and $0.3 million for the fourth quarter 2025 and 2024 and $4.9 million and $1.9 million for 2025 and 2024, respectively.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,600 locations and owns or leases approximately 1,000 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Marathon, Valero, Phillips 66 and other major brands. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.